EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
JRjr33, Inc. and subsidiaries:

We consent to the inclusion in this filing on Form 10-K of our report dated March 16, 2015, with respect to the consolidated balance sheet of JRjr33, Inc. (formerly CVSL Inc.) as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity(deficit), and cash flows for the year then ended, and our report dated March 16, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014.

/s/ PMB Helin Donovan
PMB Helin Donovan

Dallas, TX
June 24, 2016